Exhibit D

RESTRUCTURING SUPPORT AGREEMENT

RESTRUCTURING SUPPORT AGREEMENT (this “Agreement”), dated as of May 28, 2009, among (i) R.H. Donnelley Corporation (“RHD”) on behalf of itself and each of its subsidiaries (collectively, the “Company”), including, but not limited to: (a) R.H. Donnelley Inc. (“RHDI”); (b) Dex Media, Inc. (“Dex Media”); (c) Dex Media West LLC ( “Dex West”); (d) Dex Media West Finance Co. (“Dex Finance”); (e) Dex Media West, Inc.; (f) Dex Media East LLC; (g) Dex Media East, Inc.; (h) Dex Media East Finance Co.; (i) Dex Media Service LLC; (j) RHD Service LLC; (k) R.H. Donnelley APIL, Inc.; (l) R.H. Donnelley Publishing & Advertising, Inc.; (m) R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC; (n) R.H. Donnelley Publishing & Advertising of Illinois Partnership; (o) Dontech Holdings, LLC; (p) Dontech II Partnership; (q) Business.com, Inc.; (r) Work.com, Inc.; and (s) Get Digital Smart.com, Inc.; and (ii) the undersigned, each as the beneficial owners (or advisor, nominee or investment manager for beneficial owner(s)) of certain senior and/or subordinated notes issued by the Company (the “Consenting Noteholders” and, together with the Company, each referred to as a “Party” and collectively referred to as the “Parties”).

W H E R E A S :

A.        Prior to the date hereof, representatives of the Company, the ad hoc steering committee representing the Consenting Noteholders and any successor committee thereto (the “Committee”) and the Consenting Noteholders have discussed the possibility of consummating a financial restructuring of the Company’s indebtedness and other obligations (the “Restructuring”) as set forth in this Agreement and the accompanying Plan Term Sheet (as defined herein).

B.        It is anticipated that the Restructuring will be implemented through a solicitation of votes (the “Solicitation”) for a chapter 11 plan of reorganization of the Company, pursuant to sections 1125, 1126 and 1145 of the Bankruptcy Code, which chapter 11 plan shall contain in all material respects the same terms and conditions set forth in the Plan Term Sheet.

C.        This Agreement and the Plan Term Sheet, which is incorporated herein by reference and is made part of this Agreement, set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement the Restructuring. In the event the terms and conditions as set forth in the Plan Term Sheet and this Agreement are inconsistent, the terms and conditions contained in the Plan Term Sheet shall govern.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

1.	Definitions. The following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble hereof.

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“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean, with respect to any Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Ballot” means the ballot distributed with the Disclosure Statement for voting on the Plan.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

“Business Day” means any day other than Saturday, Sunday and any day that is a legal holiday or a day on which banking institutions in New York, New York are authorized by law or other governmental action to close.

“Chapter 11 Cases” means the voluntary chapter 11 cases to be commenced by the Company.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan, including all exhibits, appendices and related documents, each in form and substance reasonably acceptable to a Majority of Consenting Noteholders (as defined below) and the Company.

“Consenting Noteholders” means the informal group of unaffiliated investors who are holders (or advisor, nominee or investment manager for beneficial holder(s)) of Noteholder Claims, comprised of the following entities: [Identity of Consenting Noteholders]; and any holder of Notes who after the date hereof executes a counterpart to this Agreement or takes the actions required of a transferee in accordance with Section 7.

“Consent Solicitation Materials” means the Disclosure Statement and other solicitation materials in respect of the Plan as approved by the Bankruptcy Court pursuant to section 1126(b) of the Bankruptcy Code.

“Corporate Governance Documents” means the following corporate governance documents, as applicable: (i) the articles of incorporation or certificate of formation, (ii) the by-laws, (iii) the shareholder agreement or limited liability company operating agreements, and (iv) the registration rights agreement.

“Disclosure Statement” means the disclosure statement in respect of the Plan which shall be in form and substance reasonably acceptable to a Majority of Consenting Noteholders and the Company.

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“Effective Date” means the date on which the Plan becomes effective.

“Majority of Consenting Noteholders” means the Consenting Noteholders holding 50.1% of the aggregate principal amount of the Notes held by all of the Consenting Noteholders, which requisite percentage shall necessarily include Franklin Advisers, Inc.

“Noteholder Claims” means all claims arising under or relating to the Notes (as defined below) and/or indentures governing the issuance of the (i) 6.875% Senior Notes due 2013, the 6.875% A-1 Senior Discount Notes due 2013, the 6.875% A-2 Senior Discount Notes due 2013, the 8.875% A-3 Senior Notes due 2016 and the 8.875% A-4 Senior Notes due 2017 each by RHD; (ii) the 11.75% Senior Notes due 2015 by RHDI; (iii) the 8% Senior Notes due 2013 and the 9% Senior Discount Notes due 2013 by Dex Media; (iv) the 8.5% Senior Notes due 2010, the 5.875% Senior Notes due 2011 and the 9.875% Senior Subordinated Notes due 2013 each by Dex West and Dex Finance (the notes referred to in clauses (i) through (iv) being referred to herein collectively as the “Notes”); and (v) all agreements and instruments relating to the foregoing (including, but not limited to, any guarantees with respect thereto) that remain unpaid and outstanding as of the Effective Date.

“Outside Date” means January 31, 2010, unless such date is extended by written agreement of the Company and the Consenting Noteholders.

“Parties” has the meaning set forth in the preamble hereof.

“Person” means an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group or any legal entity or association.

“Petition Date” means the date the Chapter 11 Cases of the Company are commenced, a date which shall be no later than May 29, 2009.

“Plan” means a plan of reorganization in respect of the Chapter 11 Cases, which contains all of the terms and conditions set forth in the Plan Term Sheet and is in form and substance reasonably acceptable to a Majority of Consenting Noteholders and the Company.

“Plan Related Documents” means the Plan, the Disclosure Statement, the Consent Solicitation Materials, the Confirmation Order, and any other documents or agreements filed with the Bankruptcy Court by the Company or at the Company’s direction that are necessary to implement the Plan, including any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including: (a) any term sheet and/or commitment letter for any proposed exit financing facility; (b) any operative documents for any proposed exit financing facility; (c) any documents disclosing the identity of the members of the board of directors of any of the reorganized debtors and the nature of and compensation for any “insider” under the Bankruptcy Code who is proposed to be employed or retained by any of the reorganized debtors; (d) any list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (e) a list of any material retained causes of action; (f) the certificate of incorporation and bylaws for the reorganized debtors; (g) any registration

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rights agreement; and (h) any stockholders agreement; provided that the Parties hereby covenant that each of the foregoing documents shall be in form and substance reasonably acceptable to a Majority of Consenting Noteholders and the Company.

“Plan Term Sheet” means that certain term sheet containing the material terms and provisions agreed upon by the Parties hereto that are to be incorporated into the Plan, a copy of which is attached hereto as Exhibit A.

“Transfer” has the meaning set forth in Section 7 hereto.

“Termination Date” has the meaning set forth in Section 5 hereto.

“Termination Event” has the meaning set forth in Section 5 hereto.

2.         Consenting Noteholders’ Consent. For purposes of this Agreement, unless otherwise specified, where this Agreement provides for the action, consent or approval of the Consenting Noteholders collectively, such action, consent, or approval shall be upon the agreement of a Majority of Consenting Noteholders.

3.         Commitment of Consenting Noteholders. Subject to the terms and conditions hereof and the terms and conditions set forth in the Plan Term Sheet, each Consenting Noteholder (severally and not jointly), on its behalf and on behalf of its affiliates, officers, directors, managers, stockholders, members, employees, partners, representatives and agents, agrees that:

(a)

so long as its vote has been properly solicited pursuant to sections 1125 and 1126 of the Bankruptcy Code, each Consenting Noteholder shall (i) vote all Noteholder Claims, now or hereafter beneficially owned by such Consenting Noteholder or for which it now or hereafter serves as the nominee, investment manager or advisor for beneficial holders thereof, in favor of the Plan in accordance with the applicable procedures set forth in the Consent Solicitation Materials and, to the extent such election is available, shall not elect on its ballot to preserve any claims (in respect of the Noteholder Claims that each Consenting Noteholder may own) that may be affected by any releases provided for under the Plan, and timely return a duly-executed Ballot in connection therewith; and (ii) to cause the Committee to take such other actions deemed appropriate in support of the Plan, which actions may include providing a letter in support of the Plan to be included with the Consent Solicitation Materials; provided, however, no Consenting Noteholder shall be obligated to vote in favor of the Plan, and each Consenting Noteholder may, acting individually and of its own accord, withdraw or revoke its tender, consent or vote with respect to the Plan upon (x) the termination of this Agreement (provided that if the Consenting Noteholders are the terminating party, such Party is not then in material breach of its obligations under this Agreement); or (y) the withdrawal, amendment, modification of, or the filing of a pleading seeking to withdraw, amend or modify, the Plan, Disclosure Statement or other Plan Related Documents in a manner which is inconsistent with the Plan Term Sheet in a manner adverse to the Consenting Noteholders in the reasonable judgment of a Majority of Consenting Noteholders;

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(b)	it shall not withdraw or revoke its tender, consent or vote with respect to the Plan except as otherwise expressly permitted pursuant to subsection (a) above;
(c)

following the commencement of the Chapter 11 Cases, it shall not (i) object to the Plan, Disclosure Statement or the consummation of the Plan Term Sheet or Plan, or any efforts to obtain acceptance of, and to confirm and implement, the Plan; (ii) initiate any legal proceedings, that are inconsistent with, or that would delay, prevent, frustrate or impede the approval, confirmation or consummation of, the Restructuring, the Disclosure Statement or the Plan or the transactions outlined therein or in the Term Sheet or otherwise commence any proceeding to oppose any action or any of the Plan Related Documents, or take any other action that is barred by this Agreement, so long as the Plan and all other Plan Related Documents contain terms and conditions effectuating the Restructuring that conform in all material respects to the Plan Term Sheet, subject to the rights of the Consenting Noteholders under subsection (a) of this Section 3; (iii) vote for, consent to, support or participate in the formulation of any other restructuring or settlement of the Company’s claims, any other transaction involving the Company, any of its assets or any of its stock, or any plan of reorganization (with the sole exception of the Plan) or liquidation under applicable bankruptcy or insolvency laws, whether domestic or foreign, in respect of the Company; (iv) directly or indirectly seek, solicit, support, formulate entertain, encourage or engage in any inquiries, or discussions, or enter into any agreements relating to, any restructuring, plan of reorganization, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, transaction, sale, disposition or restructuring of the Company (or any of its assets or stock) other than the Plan or as otherwise set forth in the Plan Term Sheet; (v) solicit, encourage, or direct any person or entity, including, without limitation, any trustee of any indenture governing the Notes, to undertake any action set forth in clauses (i) through (v) of this subsection (c).

Notwithstanding the foregoing, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Restructuring and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring. Notwithstanding anything contained in this Agreement, neither a vote to accept the Plan by a Consenting Noteholder, nor the acceptance of the Plan by any class of creditors, shall in any way be deemed to impair or waive the rights of a Consenting Noteholder to assert or raise any objection otherwise permitted under subsections (a) or (c) above in connection with the Plan.

4.         Commitment of the Company. Subject to its fiduciary duties as debtor in possession, the Company agrees to use its reasonable best efforts to (i) support and complete the Restructuring and all transactions contemplated under the Plan, (ii) take any and all necessary and appropriate actions in furtherance of the Restructuring and the transactions contemplated under the Plan, (iii) complete the Restructuring and all transactions contemplated under the Plan within the time-frame outlined herein, including, without limitation, by filing the Plan and Disclosure Statement with the Bankruptcy Court no later than sixty (60) days after the Petition Date and taking all steps necessary and desirable to obtain the Confirmation Order on or before January 15, 2010 and achieving the

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Effective Date prior to the Outside Date, (iv) obtain any and all required regulatory and/or third-party approvals for the Restructuring, and (v) take no actions inconsistent with this Agreement, the Plan Term Sheet, or the confirmation and consummation of the Plan.

5.         Termination by Consenting Noteholders. This Agreement may be terminated upon both (i) the occurrence of any of the following events (each a “Termination Event”) and (ii) three (3) Business Days’ prior written notice from a Majority of Consenting Noteholders to the Company:

(a)        The Company fails to commence the Chapter 11 Cases on or before May 29, 2009;

(b)	The Company fails to file the Plan and Disclosure Statement no later than sixty (60) days after the Petition Date;
(c)	The Corporate Governance Documents are not in form and substance acceptable to the Majority of Consenting Noteholders, in their discretion, on or prior to November 20, 2009;
(d)	An order approving the Disclosure Statement and scheduling a hearing to confirm the Plan shall not have been entered by the Bankruptcy Court on or before October 31, 2009;
(e)	The Company fails to commence the Solicitation on or before November 13, 2009;
(f)	The Confirmation Order shall not have been entered by the Bankruptcy Court on or before January 15, 2010;
(g)

The withdrawal, amendment, modification of, or the filing of a pleading seeking to amend or modify, the Plan, the Disclosure Statement or any Plan Related Documents, notices, exhibits, appendices and orders by the Debtors, which withdrawal, amendment, modification or filing is materially inconsistent with the Plan Term Sheet in a manner not reasonably acceptable to the Consenting Noteholders;

(h)

The filing by the Company of any motion or other request for relief seeking (i) to voluntarily dismiss any of the Chapter 11 Cases, (ii) conversion of any of the Chapter 11 Cases to chapter 7 of the Bankruptcy Code, or (iii) appointment of a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(i)

The entry of an order by the Bankruptcy Court (i) dismissing any of the Chapter 11 Cases, (ii) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, (iii) appointing a trustee or an examiner with expanded powers pursuant to Section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases; or (iv) making a finding of fraud, dishonesty, or misconduct by any officer or director of the Company.

(j)	An involuntary bankruptcy case is commenced against any entity within the Company or any of its Affiliates or subsidiaries prior to the Petition Date;

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(k)

A material breach by the Company of any of its obligations under this Agreement or the agreements governing the Restructuring, and any such breach by the Company is not cured by the earlier of five (5) Business Days after receipt of written notice from the Consenting Noteholders or, to the extent applicable, the cure period provided for under the agreements governing the Restructuring;

(l)

any court of competent jurisdiction or other competent governmental or regulatory authority shall have issued an order making illegal or otherwise restricting, preventing, or prohibiting the Restructuring in a manner that cannot be reasonably remedied by the Company or the Consenting Noteholders; or

(m)	the occurrence of the Outside Date; provided that the terminating party is not then in material breach of its obligations hereunder.

The Parties hereby waive any requirement under section 362 of the Bankruptcy Code to lift the automatic stay (the “Automatic Stay”) thereunder in connection with the giving of such notice of termination (and agree not to object to any non-breaching Party seeking to lift the Automatic Stay in connection with giving any such notice, if necessary). The date on which this Agreement is terminated in accordance with (i) the foregoing provisions or (ii) Section 6 of this Agreement shall be referred to as the “Termination Date” and the provisions of this Agreement and the Plan Term Sheet shall terminate, except as otherwise provided herein, unless, in the case of this Section 5, within five (5) Business Days a Majority of Consenting Noteholders waive, in writing, the occurrence of or amend or modify any of the events set forth in clauses (a) through (m) of this Section 5; provided, however, that upon the occurrence of an event of the type described in subsection (g), (h) or (i) of this Section 5, any Consenting Noteholder may, in its individual capacity, terminate its obligations under this Agreement upon three (3) Business Days’ prior notice to the Company and the other Consenting Noteholders; provided further, however, that any termination by a Consenting Noteholder of its obligations under this Agreement pursuant to the immediately previous proviso shall not constitute a Termination Event or affect the obligations of any other Consenting Noteholder hereunder.

Notwithstanding anything in this Agreement to the contrary, upon either (i) the entry of an order by the Bankruptcy Court invalidating or disallowing any Noteholder Claim of any Consenting Noteholder or any documents governing or giving rise to such claim or (ii) the filing of a Plan that is not in form and substance reasonably acceptable to any Consenting Noteholder, such Consenting Noteholder may, in its individual capacity, terminate its obligations under this Agreement upon three (3) Business Days’ prior notice to the Company and the other Consenting Noteholders; provided, however that any termination by a Consenting Noteholder of its obligations under this Agreement pursuant to this sentence shall not constitute a Termination Event or affect the obligations of any other Consenting Noteholder hereunder.

6.         Company Termination Events.  The Company may terminate this Agreement as to all Parties upon three (3) Business Days’ prior written notice thereof, upon the occurrence of any of the following events (each, a “Company Termination Event”): (a) the breach by any of the Consenting Noteholders of any of the representations, warranties or covenants of such Consenting Noteholders set forth in this Agreement that would have a material adverse impact on the Company, or which may hinder, delay or prevent or have a material adverse impact on the consummation of the

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Restructuring, that remains uncured for a period of five (5) Business Days after the receipt by the Consenting Noteholders of notice of such breach; or (b) the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling or order enjoining the consummation of a material portion of the Restructuring.

7.         Transfer of Noteholder Claims. Notwithstanding anything to the contrary herein, each of the Consenting Noteholders agrees that, for so long as this Agreement has not been terminated in accordance with its terms, it shall not sell, assign, transfer, convey, pledge, hypothecate or otherwise dispose of, directly or indirectly (each such transfer, a “Transfer”), all or any of its Noteholder Claims (or any right related thereto and including any voting rights associated with such Noteholder Claims), unless the transferee thereof (a) agrees in an enforceable writing to assume and be bound by this Agreement and the Plan Term Sheet, and to assume the rights and obligations of the Consenting Noteholder under this Agreement and (b) promptly delivers such writing to the Company (each such transferee becoming, upon the Transfer, a Consenting Noteholder hereunder). The Company shall promptly acknowledge any such Transfer in writing and provide a copy of that acknowledgement to the transferor. By its acknowledgement of the relevant Transfer, the Company shall be deemed to have acknowledged that its obligations to the Consenting Noteholder hereunder shall be deemed to constitute obligations in favor of the relevant transferee. Any Transfer of any Noteholder Claim by a Consenting Noteholder that does not comply with the procedure set forth in the first sentence of this Section 7 shall be deemed void ab initio. This Agreement shall in no way be construed to preclude the Consenting Noteholders from acquiring additional Noteholder Claims, provided that any such additional Noteholder Claims shall automatically be deemed to be subject to the terms of this Agreement, and provided further that the Consenting Noteholders agree to furnish to the other Parties to this Agreement prompt notice within five (5) Business Days of the acquisition of any additional Notes.

8.         Effectiveness. This Agreement shall become effective and binding upon each of the undersigned persons as of the date when (i) the Parties have executed and delivered signed copies of this Agreement and (ii) the Company has received executed Agreements from the holders (or advisors, nominees, or investment managers for beneficial holder(s)) which represent both (a) a majority in aggregate principal amount of the Notes, and (b) the majority in number of the parties who have executed confidentiality agreements with the Company, provided that in each of the foregoing cases the majority shall include Franklin Advisers, Inc.; further provided, however that the Company may agree to waive the foregoing requirement. This Agreement is not and shall not be deemed to be a solicitation of votes for the acceptance of the Plan (or any other plan of reorganization) for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.

9.         Ownership of Claims. Each of the Consenting Noteholder represents and warrants (severally and not jointly) that:

a)

as of the date of this Agreement, it is the beneficial owner of the principal amount of the Noteholder Claims, or is the nominee, investment manager or advisor for beneficial holders of the Noteholder Claims, as such Consenting Noteholder has indicated on Exhibit B to this Agreement; provided, however, that Exhibit B to this Agreement shall be disclosed only to the Company and the Company’s financial advisors and legal counsel, Akin Gump Strauss Hauer & Feld LLP, and Houlihan Lokey Howard & Zukin Capital, Inc.; and

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b)

other than pursuant to this Agreement, such Noteholder Claims are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition or encumbrances of any kind, that might adversely affect in any way such Consenting Noteholder’s performance of its obligations contained in this Agreement at the time such obligations are required to be performed.

10.       Cooperation. The Company shall use reasonable efforts to provide draft copies of all “first day” motions or applications and other documents the Company intends to file with the Bankruptcy Court on the Petition Date to counsel for Consenting Noteholders as soon as reasonably practicable prior to the Petition Date and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing. The Company will use its reasonable best efforts to provide draft copies of all Plan Related Documents to counsel to the Consenting Noteholders within a reasonable time prior to filing such pleadings and/or documents and shall consult in good faith with such counsel regarding the form and substance of any such proposed pleading.

11.       Claim Resolution Matters. Prior to the entry of the Confirmation Order, the Company may enter into agreements with holders of claims (as defined in the Bankruptcy Code) (other than the Consenting Noteholders) relating to the allowance, estimation, validity, extent or priority of such claims, or the treatment and classification of such claims under the Plan; provided, however, that the Company shall provide the Consenting Noteholders with not less than five (5) Business Days prior written notice of any motion seeking authorization for the Company to enter into such a proposed agreement, and upon the expiration of such period, if the Consenting Noteholders have not notified the Company of an objection to such proposed treatment of such claims, the Company shall be authorized to proceed with such motion and agreement. Notwithstanding the forgoing, the Company shall not be required to provide the Consenting Noteholders with advanced notice or any objection period with respect to payment of (i) any trade payables and employee benefits and obligations which arise in the ordinary course of the Debtors’ business, (ii) claims asserted in a liquidated amount of $250,000 or less, and (iii) claims which the Company is authorized to resolve or pay pursuant to any first day orders.

12.       Business Continuance. Except as contemplated by this Agreement or with the prior written consent of a Majority of Consenting Noteholders, the Company covenants and agrees that, between the date hereof and the Effective Date, the Company shall operate its businesses in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations resulting from or relating to the filing of the Chapter 11 Cases or imposed by the Bankruptcy Court). Subject to the entry of any Consenting Noteholder and no more than a total of three sets of legal advisors (which shall include Akin Gump Strauss Hauer & Feld LLP) and Houlihan Lokey Howard & Zukin Capital, Inc., acting on behalf of one or more of the Consenting Noteholders (each, a “Representative”) into a confidentiality agreement reasonably acceptable to the Company,1 at the reasonable request and upon reasonable notice of one or more such Consenting Noteholders or advisors, the Company also agrees to respond to reasonable requests from such Representatives (each of whom shall be bound by a confidentiality agreement with the Company) and provide reasonable access to the Company’s senior management personnel regarding

_________________________

1 For the avoidance of doubt, any confidentiality agreement entered into by the Company and counsel and/or an advisor to the Consenting Noteholders in connection with the negotiation of the Restructuring shall be deemed acceptable to the Company.

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the Company’s business, the Chapter 11 Cases, the general status of ongoing operations and operating results of the Company during normal business hours and at other reasonable times in a manner that does not unreasonably interfere with the normal business operations of the Company. Further, except as expressly contemplated by this Agreement and except for changes resulting from or relating to the filing of the Chapter 11 Cases or imposed by the Bankruptcy Court, the Company will continue (i) using commercially reasonable efforts to preserve the relationships with current customers, distributors, suppliers, vendors and others having business dealings with the Company, including but not limited to the performance of all material obligations under any executory contracts which have not been rejected and compliance with historical billing practices, (ii) maintaining and insuring its physical assets, properties and facilities in their current working order, condition and repair as of the date hereof (ordinary wear and tear excepted) and maintaining all existing insurance on the forgoing, (iii) not taking any action, or omitting to take any action, the intent of which is to cause the termination of its current executive officers (other than for good reason or for cause), (iv) maintaining the Company’s books and records on a basis consistent with prior practice, including prior billing and collection practices and (v)  providing the Consenting Noteholders who have entered into confidentiality agreements reasonably acceptable to the Company with a copy of the standard monthly operating report concerning the Company prepared for senior management.

13.	Representations.
(a) Each Party represents to each other Party that, as of the date of this Agreement:

(i) such Party is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite corporate, partnership, or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its respective obligations under, this Agreement;

(ii) The execution, delivery and performance of this Agreement by such Party does not and shall not (x) violate any provision of law, rule or regulation applicable to it or any of its subsidiaries or its organizational documents or those of any of its subsidiaries or (y) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligations to which it or any of its subsidiaries is a party or under its organizational documents;

(iii) The execution, delivery and performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filing as may be necessary and/or required for disclosure by the Securities and Exchange Commission or pursuant to state securities or “blue sky” laws, and the approval by the Bankruptcy Court of the Company’s authority to enter into and implement this Agreement; and

(iv) Subject to the provisions of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both foreign and domestic, relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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(b) Each Consenting Noteholder represents to the Company that such Consenting Noteholder, in entering into this Agreement and undertaking its obligations hereunder, is acting independently and is not acting, directly or indirectly, through contract, arrangement, understanding, relationship or otherwise with any other holder of Notes.

14.         Entire Agreement. This Agreement, including the exhibits, schedules and annexes hereto constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement, and supersedes all other prior negotiations, agreements and understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

15.       Survival of Agreement. Each of the Parties acknowledges and agrees that this Agreement is being executed in connection with negotiations concerning a possible financial restructuring of the Company and in contemplation of possible Chapter 11 Case filings by the Company.

16.       Waiver. This Agreement and the Plan Term Sheet are part of a proposed settlement of a dispute among the Parties. If the transactions contemplated herein are or are not consummated, or following the occurrence of the Termination Date, if applicable, nothing shall be construed herein as a waiver by any Party of any or all of such Party’s rights and the Parties expressly reserve any and all of their respective rights. Pursuant to Federal Rule of Evidence 408 and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms.

17.       Service on Committee. Notwithstanding anything herein to the contrary, if any Consenting Noteholder is appointed to, and serves on, an official committee of unsecured creditors in the Chapter 11 Cases, then the terms of this Agreement shall not be construed to limit such Consenting Noteholder’s exercise of fiduciary duties in its role as a member of such committee, and any exercise of such fiduciary duties shall not be deemed to constitute a breach of the terms of this Agreement; provided, however, that service as a member of any such committee shall not relieve such Consenting Noteholder of its obligations to affirmatively support, and vote for, the Plan, on the terms and conditions set forth herein.

18.       Company Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or its subsidiaries or any of its or their respective directors or officers (in such person’s capacity as a director or officer) to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action would be inconsistent with such person’s fiduciary obligations under applicable law.

19.       Representation by Counsel. Each Party hereto acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

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20.       Independent Due Diligence and Decision-Making. Each Consenting Noteholder hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial and other conditions and prospects of the Company.

21.       Counterparts. This Agreement may be executed in one or more counterparts, each of which, when so executed, shall constitute the same instrument and the counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

22.       Amendments. Except as otherwise provided herein, this Agreement may not be modified, amended or supplemented without prior written consent of the Company and a Majority of Consenting Noteholders; provided, that if the modification, amendment or supplement adversely impacts the economic treatment or rights of some of the Consenting Noteholders, then in addition to the foregoing, the agreement in writing of such affected Consenting Noteholders and the Company shall be required for such modification, amendment or supplement to be effective.

23.       Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

24.       Relationship Among Parties. Notwithstanding anything herein to the contrary, the duties and obligations of the Consenting Noteholders under this Agreement shall be several, not joint. It is understood and agreed that any Consenting Noteholder may trade in the Noteholder Claims or other debt or equity securities of the Company without the consent of the Company or any Consenting Noteholder, subject to applicable securities laws and Section 6 of this Agreement. No Party hereto shall have any responsibility for any such trading by any other entity by virtue of this Agreement. No prior history, pattern or practice of sharing confidences among or between Parties hereto shall in any way affect or negate this understanding and agreement.

25.       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder; provided, however, that each Party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

26.       Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each of the Parties irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the United States District Court for the Southern District of New York, and by execution and delivery of this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that

CH1 4688554v.9

the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

27.       Tax Matters.   The Company shall not, without the written consent of the Majority of Consenting Noteholders: (i) cause, or cause another party to make, any new or change a current “check the box election” under Treasury Regulations § 301.7701-3 with respect to the Company; or (ii) merge, consolidate or liquidate; if any of the actions specified in clause (i) or (ii) has material adverse tax consequences for the Company or holders of Noteholder Claims.

28.       Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally, by email, courier, by facsimile transmission or mailed (first class postage prepaid) to the parties at the following addresses, emails or facsimile numbers:

If to the Company:

Mark Hianik

R.H. Donnelley Corporation

1001 Winstead Drive

Cary, North Carolina 27513

Telephone:	(919) 297-1600
Facsimile:	(919) 297-1518

with a copy to (which shall not constitute notice):

Sidley Austin LLP
One South Dearborn

Chicago, IL 60603

Attn:	James F. Conlan, Esq.
Jeffrey C. Steen, Esq.
Telephone: (312) 853-7000
Facsimile:	(312) 853-7036

CH1 4688554v.9

If to the Consenting Noteholders:

[ Identity of Consenting Noteholders With Contact Information]

With a copy to (which shall not constitute notice):
Akin Gump Strauss Hauer & Feld LLP	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park	1700 Pacific Avenue, Suite 4100
New York, NY 10036	Dallas, TX 75201
Attn:	Michael S. Stamer, Esq.	Attn:	Sarah Link Schultz, Esq.
Telephone: (212) 872-1000	Telephone: (214) 969-2800
Facsimile: (212) 872-1002	Facsimile: (214) 969-4343

29.       No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and it is not the intention of the Parties to confer third-party beneficiary rights upon any other Person.

30.       Public Disclosure. The Company will submit to the Consenting Noteholders all press releases and public filings relating to this Agreement or the transactions contemplated hereby and thereby and any amendments thereof.  The Company shall not (a) use the name of any Consenting Noteholder in any press release without such Consenting Noteholder’s prior written consent or (b) disclose to any person other than legal and financial advisors to the Company the principal amount or percentage of any Noteholder Claims held by any Consenting Noteholder or any of their respective subsidiaries; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of and aggregate percentage of Noteholder Claims held by Consenting Noteholders. Notwithstanding the foregoing, the Consenting Noteholders hereby consent to the disclosure by the Company in the Plan, Disclosure Statement, Plan Related Documents and any filings by the Company with the Bankruptcy Court or the Securities and Exchange Commission or as required by law or regulation of the execution and contents of this Agreement.

[Signature Pages Follow]

CH1 4688554v.9

IN WITNESS WHEREOF, R.H. Donnelley Corporation, R.H. Donnelley Inc., Dex Media, Inc., Dex Media West LLC, Dex Media West Finance Co., Dex Media West, Inc., Dex Media East LLC, Dex Media East, Inc., Dex Media East Finance Co., Dex Media Service LLC, RHD Service LLC, R.H. Donnelley APIL, Inc., Get Digital Smart.com, Inc., R.H. Donnelley Publishing & Advertising, Inc., Dontech Holdings, LLC, Business.com, Inc., Work.com, Inc., R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC, Dontech II Partnership, and R.H. Donnelley Publishing & Advertising of Illinois Partnership have executed this Agreement as of the date first written above.

R.H. DONNELLEY CORPORATION

By: _____________________________________

Name:

Title:

CH1 4688554v.9

CONSENTING NOTEHOLDERS:

Institution:

By:

Name:

Title:

16

Exhibit A

Plan Term Sheet

17

Exhibit B

Summary of Holdings

Debt Issue	Principal Amounts Subject to RSA ($millions)	% of Issuance Subject to RSA
Dex Media West- 8.5% Senior Notes due 2010	XXX	XXX
Dex Media West- 5.875% Senior Notes due 2011	XXX	XXX
Dex Media West- 9.875% Senior Sub Notes due 2013	XXX	XXX
Dex Media Inc.- 8.0% Senior Notes due 2013	XXX	XXX
Dex Media Inc.- 9.0% Senior Discount Notes due 2013	XXX	XXX
RHDC- 6.875% Senior Notes due 2013	XXX	XXX
RHDC- 6.875% Senior Discount Notes due 2013	XXX	XXX
RHDC- 8.875% Senior Notes due 2016	XXX	XXX
RHDC- 8.875% Senior Notes due 2017	XXX	XXX
RHDI- 11.75% Senior Notes due 2015	XXX	XXX
TOTALS	XXX	XXX

18

Consenting Noteholder:

Principal Amount of Notes held:

RHD 6.875%	$______________________
RHD 6.875% A-1	$______________________
RHD 6.875% A-2	$______________________
RHD 8.875% A-3	$______________________
RHD 8.875% A-4	$______________________
RHDI 11.75%	$______________________
Dex Media 8%	$______________________
Dex Media 9%	$______________________

Dex West/

Dex Finance 8.5%	$______________________

Dex West/

Dex Finance 5.875%	$______________________

Dex West/

Dex Finance 9.875%	$______________________

19

Draft Summary Term Sheet for the Proposed Restructuring for R.H. Donnelley Corporation, a Delaware corporation (“RHD”), on behalf of itself and each of its direct and indirect subsidiaries that become debtors (each a “Debtor” and collectively, the “Debtors” or the “Company”)2 by filing petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

May 28, 2009

_________________________

2 The Debtors will include (a) RHD, (b) R.H. Donnelley Inc. (“RHDI”), (c) R.H. Donnelley APIL, Inc., (d) Get Digital Smart.com, Inc., (e) R.H. Donnelley Publishing & Advertising, Inc., (f) DonTech II Partnership, (g) R.H. Donnelley Publishing & Advertising of Illinois Partnership, (h) DonTech Holdings, LLC, (i) R.H. Donnelley Publishing & Advertising of Illinois Holdings, LLC, (j) Dex Media, Inc. (“DMI”), (k) Dex Media East, Inc., (l) Dex Media East LLC (“DME”), (m) Dex Media East Finance Co., (n) Dex Media West, Inc., (o) Dex Media West LLC (“DMW”), (p) Dex Media West Finance Co., (q) Dex Media Service LLC, (r) Business.com, Inc., (s) Work.com, Inc and (t) RHD Service LLC.

20

Overview

This summary term sheet (this “Term Sheet”) sets forth certain of the principal terms for a plan of reorganization for the Company (the “Plan”), which Plan has the support (pursuant to the terms of the Restructuring Support Agreement (the “Support Agreement”) of those holders of the following notes, as set forth on the attached Exhibit A (collectively, the “Signing Noteholders”):

the 6.875% Senior Notes Due 2013 issued by RHD, the 6.875% Series A-1 Senior Discount Notes Due 2013 issued by RHD, the 6.875% Series A-2 Senior Discount Notes Due 2013 issued by RHD, the 8.875% Series A-3 Senior Notes Due 2016 issued by RHD, and the 8.875% Series A-4 Senior Notes Due 2017 issued by RHD (collectively, the “RHD Notes”);

the 11.75% Senior Notes Due 2015 issued by RHDI (the “RHDI Notes”);

the 8% Senior Notes due 2013 issued by DMI, and the 9% Senior Discount Notes due 2013 issued by DMI (collectively, the “DMI Notes”); and

the 8.5% Senior Notes due 2010 issued by DMW (the “DMW 8.5% 2010 Senior Notes”), the 5.875% Senior Notes due 2011 issued by DMW (the “DMW 5.875% 2011 Senior Notes” and together with the DMW 8.5% 2010 Senior Notes, the “DMW Senior Notes”), and the 9.875% Senior Subordinated Notes due 2013 issued by DMW (the “DMW 9.875% 2013 Subordinated Notes” and collectively, with the DMW 8.5% 2010 Senior Notes and the DMW 5.875% 2011 Senior Notes, the “DMW Notes”).

(The DMW Notes, collectively with the RHD Notes, the RHDI Notes and the DMI Notes, the “Notes”).

This Term Sheet does not include a description of all of the terms, conditions and other provisions that are to be contained in the definitive documentation necessary for the consummation of the Plan and the restructuring transactions contemplated therein, which remain subject to discussion and negotiation among the Company and the ad hoc steering committee for the Signing Noteholders or any successor committee thereto (the “Ad Hoc Steering Committee”).

This Term Sheet is highly confidential, and this Term Sheet, its contents, and its existence may not be distributed, disclosed or discussed with any party other than with the prior written consent of the Ad Hoc Steering Committee; provided, however, that notwithstanding the foregoing, the Company may publicly disclose the existence and contents of this Term Sheet in connection with the initiation of proceedings under chapter 11 of the Bankruptcy Code and, upon the effectiveness of the Support Agreement, in accordance with the terms of the Support Agreement. This Term Sheet and any other matter relating to this Term Sheet shall be governed by and entitled to the protections of Rule 408 of the Federal Rules of

Evidence and any other applicable statutes or doctrines protecting the use or disclosure of confidential information and information exchanged in the context of settlement discussions. Nothing herein shall be deemed to be the solicitation of an acceptance or rejection of a plan of reorganization. Further, nothing herein shall be an admission of fact or liability or deemed binding on the Company and the Signing Noteholders.

Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Bankruptcy Code.

Plan Treatment:

Class of Claim or Interest	Amount of Claim (estimated)[3]	Treatment of Claim or Interest
Administrative Expense Claims	$[ ▪ ] million

Subject to certain additional requirements for professionals to be set forth in the confirmed Plan, the Debtors (or, if applicable, the Debtors as reorganized pursuant to the confirmed Plan of Reorganization (the “Reorganized Debtors”)) shall pay to each holder of an allowed Administrative Expense Claim, on account of and in full and complete settlement, release and discharge of such Claim, cash equal to the full unpaid amount of such allowed Administrative Expense Claim, which payments shall be made on either (a) the latest to occur of (i) the effective date of the Plan (the “Effective Date”) (or as soon as practicable thereafter), (ii) the date such claim becomes an allowed Administrative Expense Claim, and (iii) such other date as may be agreed upon by the Reorganized Debtors and the holder of such Claim, or (b) on such other date as the Bankruptcy Court may order.

_________________________

3 Unless otherwise set forth herein, the estimated amount of claims set forth herein shall be reasonably acceptable to the Debtors and the Ad Hoc Steering Committee.

Priority Tax Claims	$[ ▪ ]

Unless otherwise agreed to by the Debtors and the holder of an allowed Priority Tax Claim (in which event such other agreement will govern), each holder of an allowed Priority Tax Claim against any of the Debtors that is due and payable on or before the Effective Date shall receive, on account of and in full and complete settlement, release and discharge of such Claim, cash equal to the amount of such allowed Priority Tax Claim on the later of (i) the Effective Date (or as soon as practicable thereafter) and (ii) the date such Priority Tax Claim becomes an allowed claim, or as soon thereafter as practicable. All allowed Priority Tax Claims against any of the Debtors which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business by the Reorganized Debtors in accordance with the terms thereof.

Secured Credit Facility Claims against RHDI	$[ ▪ ] million

The holders of allowed Secured Credit Facility Claims against RHDI shall be entitled to the treatment outlined in the summary of the proposed treatment of the Bank Holder claims, attached hereto as Exhibit B (the “Designated Bank Treatment”); provided, however, that if the Plan provides for the treatment of such claims that, in the aggregate, is materially less favorable to the Company than the Designated Bank Treatment, then such treatment shall be reasonably acceptable to the Ad Hoc Steering Committee.

Secured Credit Facility Claims against DMW	$[ ▪ ] million

The holders of allowed Secured Credit Facility Claims against DMW shall be entitled to the treatment outlined in the Designated Bank Treatment in Exhibit B; provided, however, that if the Plan provides for the treatment of such claims that, in the aggregate, is materially less favorable to the Company than the Designated Bank Treatment, then such treatment shall be reasonably acceptable to the Ad Hoc Steering Committee.

Secured Credit Facility Claims against DME	$[ ▪ ] million

The holders of allowed Secured Credit Facility Claims against DME shall be entitled to the treatment outlined in the Designated Bank Treatment in Exhibit B; provided, however, that if the Plan provides for the treatment of such claims that, in the aggregate, is materially less favorable to the Company than the Designated Bank Treatment, then such treatment shall be reasonably acceptable to the Ad Hoc Steering Committee.

Priority Non-Tax Claims	$[ ▪ ]

On or as soon after the Effective Date as practicable, except to the extent a holder of an allowed Priority Non-Tax Claim against the Debtor agrees to a different treatment of such Claim (in which event such agreement will govern), each holder of an allowed Priority Non-Tax Claim against the Debtors shall receive on account of and in full and complete settlement, release and discharge of such Claim, at the Reorganized Debtors’ election, (i) cash in the amount of such allowed Priority Non-Tax Claim in accordance with section 1129(a)(9) of the Bankruptcy Code and/or (ii) such other treatment required to render such Claim unimpaired pursuant to section 1124 of the Bankruptcy Code. All allowed Priority Non-Tax Claims against the Debtors which are not due and payable on or before the Effective Date shall be paid by the Reorganized Debtors when such claims become due and payable in the ordinary course of business in accordance with the terms thereof.

Other Secured Claims	$[ ▪ ]

On or as soon after the Effective Date as practicable, secured claims other than the Secured Credit Facility Claims against RHDI, the Secured Credit Facility Claims against DMW, and Secured Credit Facility Claims against DME (the “Other Secured Claims”), if any, shall receive the following treatment at the option of the Debtors, in consultation with the Ad Hoc Steering Committee: (i) reinstatement of any such allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; (ii) payment in full (in cash) of any such allowed Other Secured Claims; (iii) satisfaction of any such allowed Other Secured Claim by delivering the collateral securing any such Claims and paying any interest required to be paid under section 506(b) of the Bankruptcy Code; or (iv) providing such holders with such treatment in accordance with section 1129(b) of the Bankruptcy Code as may be determined by the Bankruptcy Court.

Holders of the RHD Notes	$3,211 million (original principal amount)[4]	Pro rata share of 21.0% of the New RHD Common Stock Pool for Unsecured Creditors (as defined below).
Holders of the RHDI Notes	$413 million (original principal amount)	Pro rata share of 25.8% of the New RHD Common Stock Pool for Unsecured Creditors.
Holders of the DMI Notes	$1,250 million (original principal amount)	Pro rata share of 23.3% of the New RHD Common Stock Pool for Unsecured Creditors.

_________________________

4 All claims in respect of the Notes shall be allowed in the amount of principal and accrued prepetition interest and shall not be subject to objection, challenge, deduction or offset.

Holders of the DMW 8.5% 2010 Senior Notes and the DMW 5.875% 2011 Senior Notes	$394 million (original principal amount)	Pro rata share of the New RHD Promissory Notes (as defined below) and pro rata share of 13.0% of the New RHD Common Stock Pool for Unsecured Creditors.
Holders of the DMW Senior 9.875% 2013 Subordinated Notes	$762 million (original principal amount)	Pro rata share of 16.9% of the New RHD Common Stock Pool for Unsecured Creditors.
General Unsecured Claims	$[ ▪ ] million

All holders of allowed General Unsecured Claims against the respective Debtors as set forth or otherwise described in the Debtors’ disclosure statement to be filed in their chapter 11 cases (the “Disclosure Statement”), including claims under contracts and unexpired leases rejected by the Debtors under the Plan (or under a separate motion) and trade payables, shall receive the following treatment at the option of the Debtors: (i) on or as soon after the Effective Date as practicable, payment in cash of a significant portion of such allowed claims in such amount as may be reasonably satisfactory to the Debtors and the Ad Hoc Steering Committee; (ii) the assumption or payment in full or in part of any such allowed claims in the ordinary course of business as such claims become due; or (iii) such other treatment as may be deemed appropriate by the Debtors and the Ad Hoc Steering Committee; provided, however, that the Plan may provide for certain designated claims (including claims resulting from contract or lease rejections) to be separately classified and to receive different treatment.

The Debtors shall reserve all rights to challenge the legal basis and amount of any general unsecured claim.

Convenience Class[5]	$[ ▪ ]

A holder of an Allowed Convenience Claim shall receive in full satisfaction and release of such Convenience Claim an amount equal to 100% of such Claim in cash on or as soon after the Effective Date as practicable, subject to a cap of $5,000; provided, however, that if Convenience Class claims in the aggregate exceed an amount to be agreed to by Debtors and the Ad Hoc Steering Committee (the “Maximum Convenience Class Payment”), holders of Convenience Class claims shall receive their pro rata share of the Maximum Convenience Class Payment.

_________________________

5 The Convenience Class shall consist of general unsecured claims of less than $5,000.

Intercompany Claims	$[ ▪ ]

Pursuant to the Plan, there shall be no monetary distributions on account of intercompany claims and such claims shall be deemed settled, cancelled, and extinguished under the Plan as of the Effective Date, unless otherwise agreed to by the Debtors and the Ad Hoc Steering Committee.

Subordinated Debt Securities Claims (including all claims arising pursuant to 11 U.S.C. §510(b))	$[ ▪ ]

Subordinated Debt Securities Claims shall be extinguished, cancelled and discharged as of the Effective Date, and holders thereof shall receive no distribution in respect of their claims under the Plan.

Existing RHD Equity Interest Holders	$[ ▪ ]

Existing RHD Equity Interest (which shall include existing restricted stock units and stock options) shall be extinguished, cancelled and discharged as of the Effective Date, and Existing RHD Equity Interest Holders shall receive no distribution in respect of their equity interests pursuant to 11 U.S.C. § 1129(b)(2)(C).

Subordinated Equity Securities Claims (including all claims arising pursuant to 11 U.S.C. § 510(b))	$[ ▪ ]

Subordinated Equity Securities Claims, if any, shall be extinguished, cancelled and discharged as of the Effective Date, and holders thereof shall receive no distributions in respect of their claims pursuant to 11 U.S.C. § 1129(b)(2)(C).

Intercompany Equity Interests	$[ ▪ ]	RHD shall retain its equity interests in its direct and indirect subsidiaries.

Other:

Means of Implementation

The Plan shall contain standard means of implementation, including provisions for the continued corporate existence of the Reorganized Debtors, the cancellation of certain prepetition debt and debt agreements, the cancellation of prepetition equity interests in RHD, the issuance of the New RHD Common Stock, and the revesting of Debtors’ assets in the Reorganized Debtors.

The “Plan Documents” means the Plan, the Disclosure Statement, the consent solicitation materials, the Confirmation Order, and any other documents or agreements filed with the Bankruptcy Court by the Debtors or at the Debtors’ direction that are necessary to implement the Plan, including any appendices, amendments, modifications, supplements, exhibits and schedules relating to the Plan or the Disclosure Statement, including: (a) any term sheet and/or commitment letter for any proposed exit financing facility; (b) any operative documents for any proposed exit financing facility; (c) any documents disclosing the identity of the members of the board of directors of any of the reorganized debtors and the nature of and compensation for any “insider” under the Bankruptcy Code who is proposed to be employed or retained by any of the reorganized debtors; (d) any list of material executory contracts and unexpired leases to be assumed, assumed and assigned, or rejected; (e) a list of any material retained causes of action; (f) the certificate of incorporation and bylaws for the reorganized debtors; (g) any registration rights agreement; and (h) any stockholders agreement; each of which shall be in form and substance reasonably acceptable to the Ad Hoc Steering Committee and the Debtors; provided, however, that to the extent applicable each of the (i) articles of incorporation or certificates of formation, (ii) the by-laws, (iii) the shareholder agreements or limited liability company operating agreements, and (iv) the registration rights agreement (collectively, the “Corporate Governance Documents”) shall be in form and substance acceptable to the Majority of Consenting Noteholders (as defined in that certain Restructuring Support Agreement) in their discretion.

Plan Effective Date	The Effective Date shall occur as soon as reasonable practicable after January 2, 2010; but in no event shall it occur later than January 31, 2010.
New RHD Common Stock

The Plan will provide for the cancellation of all outstanding RHD common stock and the issuance of new common stock, par value $0.001 per share (the “New RHD Common Stock”), in RHD, as reorganized pursuant to the confirmed Plan (“Reorganized RHD”). Each share of the New Common Stock shall entitle its holder to one vote.

The Plan will also provide that, upon emergence, Reorganized RHD shall amend and restate its charter to, among other things, authorize [ ▪ ] million shares of New RHD Common Stock to be authorized pursuant to Reorganized RHD’s charter, of which up to [ ▪ ] shares shall initially be issued and outstanding pursuant to the Plan as of the Effective Date; provided, however, that shares representing ten percent (10%) of the New RHD Common Stock on a fully diluted basis shall be reserved for issuance to the Company’s directors, officers and employees pursuant to management or employee incentive programs or benefits which shall be distributed in accordance with the terms set forth herein.

New RHD Promissory Notes

Issuer: RHD

Aggregate Principal Amount at Issuance: $300 million

Interest Payments: Either (a) 7% in cash; 7% PIK, or (b) 12% cash. Interest shall be paid semi-annually, beginning March 31, 2010. For any interest period the Company may elect to pay interest on the New RHD Notes entirely in cash or a combination of PIK and cash (as described above). PIK interest will be paid at the maturity of the New RHD Notes or at the time of any optional redemption.

Maturity: On the seventh anniversary of the date of issuance

Security: None

Representations and Warranties: Customary representations and warranties to apply only to RHD.

Covenants (apply to RHD and, to the extent permitted under the Company’s senior secured credit facilities, existing subsidiaries only):

(a) Customary affirmative covenants, including, without limitation:

No additional indebtedness may be incurred other than:

(i) $140 million limitation on additional indebtedness for borrowed money and guarantees thereof, subject to customary exceptions,

(ii) non-recourse (A) debt to finance acquisitions (including purchase money debt) and/or (B) debt assumed in acquisitions,

(iii) (A) recourse debt to finance acquisitions and/or debt assumed in acquisitions of a target with principal lines of business that include print directory publishing and/or the sale of print directory advertising (the scope of such businesses to be further defined in the applicable indenture governing the New RHD New Notes), solely to the extent that pro forma leverage after giving effect to the incurrence or assumption of such indebtedness is 5.5x or lower; and (B) recourse debt to finance acquisitions and/or debt assumed in acquisitions of a target having principal lines of business that are the same as one or more lines of business conducted by Debtors on the Effective Date, but are not print directory publishing and/or the sale of print directory advertising, solely to the extent that pro forma leverage after giving effect to the incurrence or assumption of such indebtedness is 5.5x or lower; provided, however solely with respect to this clause (B) the holders of the RHD New Notes shall have the option to cause RHD to redeem such holders’ RHD New Notes at 101% upon consummation,

(iv) refinancings of existing RHD or subsidiary debt (provided that the principal amount of any such debt shall not be increased in connection with the refinancing thereof),

(v) intercompany debt (which intercompany debt shall be unsecured and subordinated to payment in full in cash of to the New RHD Notes), and

(vi) starting in 2011, any incremental indebtedness that may be incurred to the extent that pro forma leverage after giving effect to such indebtedness is 4.25x or lower, provided that such incremental indebtedness shall be (x) pari passu or junior in right of payment to the New RHD Notes, (y) unsecured, and (z) subject to anti-layering provisions.

Any permitted debt incurred as provided above (other than such debt described in the foregoing clauses (a)(ii), (iii) only with respect to assumed debt and (v)) shall be subject to the most favored nations terms set forth in the immediately following paragraph.

If holders of a majority in principal amount of the then outstanding New RHD Notes (the “Majority Noteholders”) determine, in their discretion, that the effective yield to maturity (taking into account, without limitation, interest rates, commitment fees, arranger fees, upfront fees, original issue discount, prepayment fees and other fees of a similar nature) of any such debt described in the foregoing clauses (a)(i), (iii) (other than assumed debt), or (vi) that is senior to (in the case of clauses (a)(i) and (iii)) or pari passu with (in the case of clauses (a)(i), (iii), and (vi)) the New RHD Notes, is higher than that of the New RHD Notes, the Majority Noteholders shall have the option to amend the terms of the New RHD Note documents in order to cause the effective yields of maturity of such debt and the New RHD Notes to be equal.

(b) Customary negative covenants, including, without limitation negative pledge provisions, to the extent permitted under the Company’s senior secured credit facilities.

Events of Default: Customary events of default including, but not limited to, payment defaults, covenant non-compliance, bankruptcy, and cross acceleration on Senior Credit Facilities.

Mandatory Prepayment: Mandatory prepayment offer at par upon the occurrence of a change of control.

Optional Redemption: Any time after the first anniversary of the Effective Date, the New RHD Notes may be redeemed at RHD’s option at the redemption prices set forth below, plus all accrued and unpaid interest, including all PIK interest:

Months Following Effective Date: Redemption %

12-24                                                                                    106.00%

25-36 102%

37-48  101%

And thereafter 100%

Transferability: The New RHD Notes will be freely tradeable under section 1145 of the Bankruptcy Code. To the extent that any of the New RHD Notes are not freely tradeable under section 1145, the holders thereof shall have customary demand and S-3 registration rights; it being understood that any registration statement would incorporate both the New RHD Notes and the New RHD Common Stock.

New RHD Stock Pool for Unsecured Creditors

All New RHD Common Stock to be issued under the Plan other than the common stock reserved for issuance to the Company’s directors, officers and employees pursuant to management or employee incentive programs or benefits, shall constitute the “New RHD Stock Pool for Unsecured Creditors” for purposes of this Term Sheet.

As soon as practicable after the Effective Date but no later than 60 days after the Effective Date, Reorganized RHD shall use its commercially reasonable efforts to obtain the listing of the New RHD Common Stock for trading on the New York Stock Exchange or for quotation in the NASDAQ stock market. The New RHD Common Stock will be freely tradeable under section 1145 of the Bankruptcy Code. To the extent that any of the New RHD Common Stock is not freely tradeable under section 1145, the holders thereof shall have customary demand and S-3 registration rights.

Conditions to Confirmation

The conditions precedent to confirmation of the Plan shall be customary for a reorganization of this size and type, including, without limitation, the following:

•     Bankruptcy Court shall have entered an order, in a form reasonably acceptable to the Debtors and the Ad Hoc Steering Committee, approving the adequacy of the Disclosure Statement.

•     The proposed confirmation order approving and confirming the Plan shall be in form and substance reasonably acceptable to the Debtors and the Ad Hoc Steering Committee.

•     All Plan Documents shall be in a form and substance reasonably acceptable to the Debtors and the Ad Hoc Steering Committee.

•     Each of the foregoing may be waived by the Debtors, with the consent of the Ad Hoc Steering Committee, provided, however, that such consent shall not be unreasonably withheld or delayed.

Conditions to Consummation

The conditions precedent to the occurrence of the Effective Date of the Plan shall be customary for a reorganization of this size and type, including, without limitation:

•     The confirmation order approving and confirming the Plan shall have become a final order in a form and substance reasonably acceptable to the Debtors and the Ad Hoc Steering Committee.

•     All conditions to confirmation shall have been satisfied or waived.

•     All fees and expenses of counsel and financial advisors to the Ad Hoc Steering Committee, as well as the out of pocket expenses of the Ad Hoc Steering Committee in connection with the Restructuring that were incurred prior to the Confirmation Hearing, have been paid in full in cash.

Each of the foregoing may be waived by the Debtors, with the consent of the Ad Hoc Steering Committee, provided, however, that such consent shall not be unreasonably withheld or delayed.

Corporate Governance Matters

On the Effective Date, the term of any current members of the board of directors of RHD (the “RHD Board”) not identified as members of the New Board (as defined below) shall expire and such persons shall tender their resignation effective on the Effective Date.

The initial Board of Directors for Reorganized RHD (the “New Board”) shall consist of seven (7) directors, including (a) the chief executive officer of RHD, (b) three (3) directors selected by Franklin Advisers, Inc., and (c) three (3) directors selected by the Ad Hoc Steering Committee; provided, however, that the Ad Hoc Steering Committee shall interview and consider any then serving directors of the RHD Board who wish to be considered as a candidate for the New Board.

The boards of directors for the direct and indirect subsidiaries of RHD shall be identified and selected by the New Board.

RHD will continue to be a reporting company with the SEC following the Effective Date. The current reporting companies, other than RHD, will seek to terminate their reporting obligations as promptly as practicable following the Effective Date.

Management Incentive Plan and Management Employment Contracts

The Plan shall provide for a management incentive plan, which shall include, among other things, an allocation of equity-based awards representing not less than ten percent (10%) of the fully diluted New RHD Common Stock outstanding on the Effective Date, which shall be allocated either (a) prior to the Effective Date as consented to by the Ad Hoc Steering Committee, with such distributions to be made on the Effective Date, or (b) after the Effective Date, as determined by the compensation committee of the New Board from time to time at such committee’s discretion.

With respect to those employment contracts, compensation agreements and/or retirement benefit programs set forth on the attached Exhibit C (collectively, the “Employment & Retirement Benefit Agreements”), the Ad Hoc Steering Committee will support the Debtors’ request to perform such Employment & Retirement Benefit Agreements in accordance with their terms and/or the assumption of such Employment & Retirement Benefit Agreements subject to the provisions and requirements of section 365 of the Bankruptcy Code further provided, however, that each of the Employment & Retirement Benefit Agreements shall be amended prior to such performance or assumption to provide that the implementation of the restructuring in accordance with this Term Sheet, shall not alone constitute “Good Reason” to terminate.

With respect to those executives covered by any of the employment contracts, compensation agreements and/or retirement benefit programs set forth on the attached Exhibit C, the Company shall not institute any enhanced or additional retention, incentive, severance or benefit agreements or programs without the written consent of the Ad Hoc Steering Committee.

Prior to entering into an agreement regarding the terms and conditions of employment (including, without limitation, as to compensation) of any person not currently employed by the Debtors proposed to serve as a senior executive officer or director of RHD, the Company shall give written notice of the intention of entering into such agreement to the Ad Hoc Steering Committee and consult with the Ad Hoc Steering Committee regarding such proposed employment agreement, and if the Ad Hoc Steering Committee advises the Company within ten (10) Business Days of the Company's written notice that it objects to such proposed employment agreement, the Company shall seek an order from the Bankruptcy Court approving such proposed employment agreement.

Releases

The Plan shall provide certain customary release provisions for the benefit of the Debtors, their directors, officers and agents, the Signing Noteholders, the Indenture Trustees (as defined below) and their respective agents, and their respective attorneys, financial advisors or other specified professionals to the extent permitted by applicable law.

Indenture Trustee Fees

The fees and expenses of the indenture trustees pursuant to those certain indentures governing the Notes (collectively, the “Indenture Trustees”) will be paid in full, in cash, on the Effective Date of the Plan; provided, however, that such payment shall exclude fees and expenses related to the litigation of any disputed claims.

Fees and Expenses of Signing Noteholders

The fees and expenses of counsel and financial advisors to the Ad Hoc Steering Committee, as well as the out of pocket expenses of the Ad Hoc Steering Committee in connection with the contemplated restructuring, will be paid in full in cash.

Exculpation

The Plan shall provide certain customary exculpation provisions which shall include a full exculpation from liability in favor of the Debtors, the Indenture Trustees, the Signing Noteholders, and all of their respective current and former officers, directors, members, employees, advisors, attorneys, professionals, accountants, investment bankers, consultants, agents or other representatives (including their respective officers, directors, employees, members and professionals) from any and all claims and causes of action arising on or after the petition date and any and all claims and causes of action relating to any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, soliciting, confirming or consummating the Plan, the disclosure statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan or any other act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors, with the sole exception of willful misconduct or gross negligence.

Discharge of the Company

The Plan shall provide certain customary discharge provisions which shall include, except as otherwise provided herein, that on the Effective Date, and effective as of the Effective Date: (a) the rights afforded in the Plan and the treatment of all Claims and interests herein shall be, and shall be deemed to be, in exchange for, and in complete satisfaction, settlement, discharge and release of all Claims or other obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities, or interests or other rights of an equity security holder, relating to any of the Debtors or the Reorganized Debtors or their respective Estates, or interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against any of the Debtors or any of their assets, property or their estates; (b) the Plan shall bind all holders of Claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (c) all Claims against and interests in the Company shall be, and shall be deemed to be, satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g), 502(h) or 502(i) of the Bankruptcy Code; and (d) all persons and entities shall be precluded from asserting against the Debtors, the Debtors’ respective estates, the Reorganized Debtors, their successors and assigns, their assets and properties, any other Claims or interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.

Injunction

The Plan shall provide certain customary injunction provisions, which shall provide that each person that has held, currently holds or may hold a Claim or other obligation, suit, judgment, damages, debt, right, remedy, cause of action, liability, Interest or other right of an equity security holder, and each other party in interest and each of their respective agents and related persons, are, and shall be, permanently, forever and completely stayed, restrained, prohibited, barred and enjoined from taking, whether directly or indirectly, derivatively or otherwise on account of or based on the subject matter of any such released Claims or other released obligations, suits, judgments, damages, debts, rights, remedies, causes of action or liabilities or Interests or other rights of an equity security holder: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding (including, without limitation, any judicial, arbitral, administrative or other proceeding) in any forum; (ii) enforcing, attaching (including, without limitation, any prejudgment attachment), collecting, or in any way seeking to recover any judgment, award, decree, or other order; (iii) creating, perfecting or in any way enforcing in any matter, directly or indirectly, any encumbrance; (iv) setting off, seeking reimbursement or contributions from, or subrogation against, or otherwise recouping in any manner, directly or indirectly, any amount against any liability or obligation owed to any person; and (v) commencing or continuing in any manner, in any place of any action, which in any such case does not comply with or is inconsistent with the provisions of the Plan or the confirmation order.

Director & Officer Liability Policy; Indemnification Agreements

All indemnification provisions currently in place for directors, officers, employees and agents of the Debtors (whether in the certificates of incorporation, by-laws, limited liability company agreements, board resolutions, contracts assumed by the Debtors or otherwise) shall survive effectiveness of the Plan and/or be assumed pursuant to section 365 of the Bankruptcy Code, it being understood that all indemnification provisions in place on and prior to the Effective Date for directors and officers of the Debtors shall survive the effectiveness of the Plan for claims related to or in connection with any actions, omissions or transactions prior to the Effective Date. Entry of the confirmation order will constitute the Bankruptcy Court’s approval of the survival, and/or the Debtors’ assumption, of each of the D&O liability insurance policies.

The Plan shall also provide that organizational documents for the Reorganized Debtors shall contain director and officer liability exculpation and indemnity provisions (including advancement of expenses) to the fullest extent permitted by Delaware law (or the law of the state of organization, if not Delaware). In addition as of the Effective Date, each member of the Post-Emergence Board will be provided with the opportunity to enter into an indemnification agreement with Reorganized RHD.

Executory Contracts

On the Effective Date, all executory contracts or unexpired leases of the Debtors that have not been expressly rejected by the Debtors on or before the Effective Date shall be deemed assumed in accordance with, and subject to, the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, unless such executory contract or unexpired lease (i) was previously assumed or rejected by the Debtors, (ii) previously expired or terminated pursuant to its own terms, or (iii) is an executory contract or unexpired lease that is included under a separate assumption/rejection motion or is required under the Plan to be included in such motion, or (iv) has otherwise been listed on a schedule, to be filed prior to the confirmation objection deadline, of contracts or leases to be rejected on or after the Effective Date. Entry of an order confirming the Plan by the Bankruptcy Court shall constitute approval of such assumption pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed by the Debtors pursuant to the Plan or any assumption/rejection motion shall be assigned by operation of law, revest in and be fully enforceable by Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

Other Causes of Action	Revested in Reorganized Debtors unless as otherwise provided in the Plan.
Distribution Provisions

The Plan shall include standard provisions governing distributions on account of allowed claims, including provisions for an initial distribution date and periodic distributions thereafter, a distribution record date, the delivery of distributions, the establishment of reserves to hold distributions in respect of disputed claims, and the surrender of prepetition debt instruments. The Plan shall also provide that post-petition interest will not be allowed or paid on prepetition claims except as set forth in the Plan.

Retention of Jurisdiction

The Plan shall provide that, notwithstanding the entry of the order confirming the Plan and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, and related to, the Debtors’ chapter 11 cases and the Plan.

Miscellaneous Provisions

The Plan shall also contain certain miscellaneous provisions customary for a reorganization of this size and type, including, for example, provisions regarding professional fee claims, bar dates, modifications and amendments to the Plan, the severability of Plan provisions, the dissolution of various committees and certain other items.

EXHIBIT A

Signing Noteholders

AEGON USA Investment Management, LLC

Arbiter Partners, LP and the associated entities of Paul J. Isaac

Douglas Family Trusts

Franklin Advisors, Inc.

James Caird Asset Management (U.S.) LP

Marathon Asset Management L.P.

Mast Capital Management, LLC

Metropolitan Life Insurance Company

Smith Management, LLC

EXHIBIT B

Proposed Treatment of R.H. Donnelley Inc. Secured Lenders

EXHIBIT C

RHD Senior Management Compensation and Retirement Benefit Plans and Programs

(non-union and excluding BDC)

Consented to by the Signing Noteholders6

Compensation Plans and Programs

2009 Long-Term Incentive Plan for Executives** (inc. some VPs)

2009 Annual Incentive Plan**

Current Base Salaries

Employment Agreements

Employment Agreement – Dave Swanson**

Employment Agreement – Steve Blondy**

Employment Agreement – Maggie LeBeau**

401(k) Plans

RHD 401(k) Savings Plan*

Dex Employees Savings Plan*

RHD Restoration Plan*

Pension Plans

RHD Retirement Account*

Dex Pension Plan*

RHD Pension Benefit Equalization Plan*

SERP (Dave Swanson)**

Severance Plans

RHD Senior Vice President Severance Plan*

Perquisites

Duke Executive Health program** (inc. some VPs)

RHD Corporate Aircraft Usage Program**

Club Membership Program (Dave Swanson)**

AYCO Financial Planning program** (inc. some VPs)

*	Executive Committee members may participate
**	Participation is limited to Executive Committee members or a subset of those employees

_________________________

6 Such consent is subject to the terms and conditions set forth in the attached Term Sheet.